Exhibit 99.1

BLOCKBUSTER REPORTS THIRD QUARTER RESULTS

DRIVEN BY STRONG GROWTH IN PROFITABILITY

•	Diluted Earnings Per Share Up 25.0% to $0.35 per Diluted Share

•	Gross Profit Up 8.5% to $869.6 Million, a Third Quarter Record

•	Operating Income Up 24.5% to $99.6 Million

DALLAS, October 21, 2003 — Blockbuster Inc. (NYSE: BBI), a leading global provider of in-home movie and game entertainment, today announced financial results for the third quarter ended September 30, 2003. Total revenues were $1.38 billion for the third quarter of 2003 compared with $1.39 billion last year, and worldwide same-store revenues decreased 7.5% for the third quarter of 2003. Net income increased 24.9% to $63.7 million, or $0.35 per diluted share, for the third quarter of 2003 over net income of $51.0 million, or $0.28 per diluted share, for the third quarter of 2002.

“At the beginning of 2003, we initiated a business plan designed to increase profitability and cash flow by improving margin and reducing costs while continuing to invest in long-term growth opportunities,” said John Antioco, Blockbuster Chairman and CEO. “Clearly, we delivered on this plan in the third quarter with significant increases in operating margin, net income and cash flow. Same-store revenues declined as a result of our reduction of low margin, traffic-driving transactions and lighter than anticipated rental activity industrywide. We remain on track to deliver strong earnings growth for the year and in the future.”

Operating Results

Total rental revenues decreased 2.4% to $1.10 billion for the third quarter of 2003, compared with $1.12 billion for the third quarter of 2002. Worldwide same-store rental revenues decreased 7.1% primarily due to an unfavorable quarter-over-quarter box office comparison for movie rental titles released in the third quarter of 2003 and unseasonably warm weather in Europe.

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Total retail revenues increased 10.8% to $263.8 million for the third quarter of 2003 from $238.1 million for the same period last year, primarily due to the fourth quarter 2002 acquisition of UK-based Gamestation, which was partially offset by a decrease in worldwide same-store retail revenues. Worldwide same-store retail revenues declined 9.9% because of the difficult year-over-year comparison with the third quarter of 2002. Worldwide same-store retail revenues in 2002 increased 56.1% reflecting the Company’s aggressive initiatives to establish itself as a retail destination. During 2003, the Company discontinued certain low margin retail promotions and the sale of certain low margin consumer electronics products.

Total gross profit for the third quarter of 2003 increased 8.5% to $869.6 million from $801.7 million in the same period last year as a result of the net addition of 537 company-operated stores and gross margin expansion. Total gross margin for the third quarter grew 500 basis points as a result of strong growth in both rental and retail profitability. Rental gross profit for the third quarter of 2003 increased 5.9% to $784.4 million over $740.9 million for the third quarter of 2002. Rental gross margin for the third quarter grew 560 basis points primarily as a result of improved product buying and inventory management. Retail gross profit for the third quarter of 2003 increased 69.9% to $60.5 million from $35.6 million in the third quarter of 2002. Retail gross margin for the third quarter grew 790 basis points due primarily to the Company’s pricing and merchandising strategy for both games and DVD retail.

Operating expenses (selling, general and administrative, depreciation and amortization) increased 6.7% to $770.0 million in the third quarter of 2003 from $721.7 million in the third quarter of 2002, as a result of growth in the store base and higher incentive compensation related to the Company’s year-to-date performance. As a percentage of revenues, operating expenses increased to 55.6% for the third quarter of 2003 from 52.1% for the same period last year primarily as a result of the decline in same-store revenues. For the third quarter of 2003, advertising expenses declined to 3.6% of total revenues from 4.8% of total revenues for the same quarter last year.

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Operating income increased 24.5% to $99.6 million in the third quarter of 2003 from $80.0 million in the third quarter of 2002, reflecting strong growth in gross profit. Operating margin increased 140 basis points to 7.2% for the third quarter of 2003 from 5.8% in the third quarter of 2002.

Interest expense decreased 34.7% to $7.7 million in the third quarter of 2003 from $11.8 million in the third quarter of 2002, due to a reduction of more than $260.0 million in total debt since the third quarter of last year and a lower average interest rate.

Net income for the third quarter of 2003 increased 24.9% to $63.7 million, or $0.35 per diluted share, compared with net income of $51.0 million, or $0.28 per diluted share, for the third quarter of 2002.

Net cash flow provided by operating activities increased 38.5% to $362.2 million for the third quarter of 2003 from $261.6 million for the third quarter of 2002. The increase in net cash flow provided by operating activities was primarily related to the increase in net income as well as an increase in cash provided by the change in working capital, mainly due to the reduction of merchandise inventories in the third quarter of 2003 compared with an inventory increase during the same period last year.

Free cash flow (Net cash flow provided by operating activities less rental library purchases and capital expenditures) increased $175.8 million to $111.6 million for the third quarter of 2003 from $(64.2) million for the same period last year due to the increase in net cash flow provided by operating activities discussed above and a reduction in rental library purchases, which was partially offset by an increase in capital expenditures.

Nine Month Operating Results

Total revenues for the first nine months of 2003 increased 7.8% to $4.29 billion from $3.98 billion for the first nine months of last year, primarily due to the net addition of 537 company-operated stores. Worldwide same-store revenues for the first nine months of 2003 decreased

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0.5%. Total rental revenues for the first nine months of 2003 increased 2.7% to $3.39 billion from $3.30 billion for the same period last year as a result of growth in the store base. Worldwide same-store rental revenues for the first nine months of the year declined 2.8% as a result of the focus on increasing profitability and cash flow by significantly lowering advertising and rental product purchases, as well as the unfavorable box office comparison for movie rental titles released in the first nine months of 2003. Total retail revenues for the first nine months of 2003 increased 34.7% to $837.8 million from $622.1 million for the same period last year, as a result of a 12.1% increase in worldwide same-store retail revenues, which was due to strong growth in DVD retail, and the fourth quarter 2002 acquisition of UK-based Gamestation.

Gross profit increased 10.4% to $2.60 billion for the first nine months of 2003 from $2.35 billion in the same period last year due to growth in the store base and gross margin expansion. Total gross margin for the first nine months grew 140 basis points as a result of strong growth in both rental and retail profitability. Rental gross profit for the first nine months of 2003 increased 8.7% to $2.36 billion from $2.17 billion for the same period last year. Rental gross margin for the first nine months grew 380 basis points as a result of continued growth in higher margin DVD rentals and improved product buying and inventory management. Retail gross profit increased 42.2% to $167.2 million for the first nine months of 2003 from $117.6 million for the first nine months of 2002. Retail gross margin for the first nine months grew 110 basis points due to the Company’s pricing and merchandising strategy for games and DVD retail.

Operating expenses (selling, general and administrative, depreciation and amortization) increased 7.8% to $2.25 billion in the first nine months of 2003 from $2.08 billion in the first nine months of 2002 as a result of growth in the store base and higher incentive compensation related to the Company’s year-to-date performance. As a percentage of revenues, operating expenses for the first nine months of 2003 was 52.3%, flat with the same period last year as a result of the decline in same-store revenues for the third quarter of 2003. Advertising expenses declined to 2.6% of total revenues in the first nine months from 4.5% of total revenues for the first nine months of 2002.

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Operating income increased 30.3% to $353.6 million in the first nine months of 2003 from $271.4 million in the first nine months of 2002, reflecting strong growth in gross profit and lower advertising expenses. Operating margin for the first nine months increased 140 basis points to 8.2% from 6.8% for the first nine months of 2002.

Interest expense decreased 24.5% to $27.4 million for the first nine months of 2003 from $36.3 million in the first nine months of last year, due to a reduction of more than $260.0 million in total debt since the third quarter last year and a lower average interest rate.

Income before cumulative effect of change in accounting principle increased 32.2% to $209.8 million, or $1.16 per diluted share, for the first nine months of 2003 from $158.7 million, or $0.87 per diluted share, for the first nine months of 2002.

Net income for the first nine months of 2003 was $205.4 million, or $1.14 per diluted share, including the cumulative effect of change in accounting principle recorded for the adoption of FAS 143 “Accounting for Asset Retirement Obligations,” of $4.4 million, or $0.02 per diluted share. Net loss for the first nine months of 2002 was $1.66 billion, or $9.14 per diluted share, including the cumulative effect of change in accounting principle recorded for the adoption of FAS 142 “Goodwill and Other Intangible Assets,” of $1.82 billion, or $10.01 per diluted share.

Net cash flow provided by operating activities increased 16.5% to $941.5 million for the third quarter of 2003 from $808.3 million for the third quarter of 2002. The increase in net cash flow provided by operating activities was primarily related to the increase in income before cumulative effect of change in accounting principle. This increase was partially offset by a decrease in cash provided by the change in working capital, which was primarily due to the increase in cash used to pay down accounts payable in the first nine months of 2003 compared with the first nine months of 2002, which was primarily due to the timing of payments.

Free cash flow (Net cash flow provided by operating activities less rental library purchases and capital expenditures) totaled $199.9 million for the first nine months of 2003, compared with

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$16.8 million for the same period last year. The increase was primarily due to the increase in net cash flow provided by operating activities discussed above and a reduction in rental library purchases, which was partially offset by an increase in capital expenditures.

Fourth Quarter and Full Year 2003 Business Outlook

The following are the Company’s current expectations for the fourth quarter and full year 2003 results of operations:

•	The Company believes that it will achieve full-year 2003 diluted EPS growth in excess of 35% over 2002 diluted EPS of $1.04.

•	The percentage increase in total revenues for the full year 2003 is expected to be in the mid-single digit range over 2002, driven primarily by growth in the store base.

•	The Company expects the percentage increase in gross profit dollars to be in the high-single digit range for the fourth quarter of 2003 and the full year 2003 over the respective periods of 2002, driven primarily by growth in rental and retail profitability. The Company expects worldwide same-store revenues to decrease in the low-single digit range for the fourth quarter and for the full year 2003.

•	For the full year 2003, the Company expects selling, general and administrative expenses as a percentage of expected revenues to be approximately 47.6% compared with 47.4% for 2002, as a result of lower expectations for same-store revenues, growth in the store base, and higher incentive compensation.

•	For the full year 2003, the Company expects to add approximately 380 company-operated stores.

•	Capital expenditures for the full year 2003 are expected to range between $160 million to $175 million, as compared with the $140.6 million recorded in 2002.

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About Blockbuster

Blockbuster Inc. (NYSE: BBI) is a publicly traded subsidiary of Viacom Inc. (NYSE: VIA, VIA.B) and a leading global provider of in-home movies and game entertainment, with more than 8,700 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online.

This news release contains forward-looking statements relating to Blockbuster’s operations, including, without limitation, statements relating to Blockbuster’s expected results of operations for 2003 and beyond and the factors expected to drive those expectations. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing initiatives, including its ability to implement the necessary changes to its systems and infrastructure; consumer demand for Blockbuster product and service offerings and the related impact of competitor pricing and product and service offerings; the potential impact on Blockbuster’s financial position and results of operations if it is determined that the Financial Accounting Standards Board’s Interpretation No. 46 (Consolidation of Variable Interest Entities) requires Blockbuster to consolidate the results of certain franchisees; vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product, and content providers on acceptable commercial terms; the effect of game platform cycles; and other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2002.

# # #

Contact:

Press

Karen Raskopf

Senior Vice President, Corporate Communications

(214) 854-3190

or

Randy Hargrove

Director, Corporate Communications

(214) 854-3190

Analysts/Investors

Mary Bell

Senior Vice President, Investor Relations

(214) 854-3863

BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Revenues:
Rental revenues	$1,123.2	$1,096.0	$3,298.0	$3,386.6
Merchandise sales	238.1	263.8	622.1	837.8
Other revenues	25.2	24.7	63.4	70.1

	1,386.5	1,384.5	3,983.5	4,294.5

Cost of sales:
Cost of rental revenues	382.3	311.6	1,125.2	1,025.0
Cost of merchandise sold	202.5	203.3	504.5	670.6

	584.8	514.9	1,629.7	1,695.6

Gross profit	801.7	869.6	2,353.8	2,598.9

Operating expenses:
Selling, general and administrative	659.7	704.0	1,907.6	2,056.0
Depreciation	61.6	65.7	173.5	188.5
Amortization of intangibles	0.4	0.3	1.3	0.8

	721.7	770.0	2,082.4	2,245.3

Operating income	80.0	99.6	271.4	353.6
Interest expense	(11.8)	(7.7)	(36.3)	(27.4)
Interest income	1.0	0.7	3.3	2.3
Other items, net	0.1	(1.0)	1.1	2.1

Income before income taxes	69.3	91.6	239.5	330.6
Provision for income taxes	(18.7)	(27.9)	(81.3)	(120.1)
Equity in income (loss) of affiliated companies, net of tax	0.4	—	0.5	(0.7)

Income before cumulative effect of change in accounting principle	51.0	63.7	158.7	209.8
Cumulative effect of change in accounting principle, net of tax	—	—	(1,817.0)	(4.4)

Net income (loss)	$51.0	$63.7	$(1,658.3)	$205.4

Income per share before cumulative effect of change in accounting principle:
Basic	$0.28	$0.35	$0.89	$1.17
Diluted	$0.28	$0.35	$0.87	$1.16
Cumulative effect of change in accounting principle per share:
Basic	$—	$—	$(10.19)	$(0.02)
Diluted	$—	$—	$(10.01)	$(0.02)
Net income (loss) per share:
Basic	$0.28	$0.35	$(9.30)	$1.14
Diluted	$0.28	$0.35	$(9.14)	$1.14
Weighted average shares outstanding:
Basic	179.1	180.1	178.3	179.8
Diluted	182.1	181.8	181.5	180.9

Cash dividends per common share	$0.02	$0.02	$0.06	$0.06

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2002		2003		2002		2003
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental	$538.3	47.9%	$333.6	30.4%	$1,706.5	51.7%	$1,142.4	33.7%
DVD rental	469.7	41.8%	652.0	59.5%	1,208.7	36.6%	1,893.7	55.9%

Total movie rental	1,008.0	89.7%	985.6	89.9%	2,915.2	88.4%	3,036.1	89.7%
Game rental	115.2	10.3%	110.4	10.1%	382.8	11.6%	350.5	10.3%

Total rental	$1,123.2	100.0%	$1,096.0	100.0%	$3,298.0	100.0%	$3,386.6	100.0%

Merchandise sales:
VHS sales	$30.2	12.7%	$13.2	5.0%	$87.4	14.0%	$49.5	5.9%
DVD sales	89.9	37.8%	104.6	39.7%	220.7	35.5%	331.1	39.5%

Total movie sales	120.1	50.4%	117.8	44.7%	308.1	49.5%	380.6	45.4%
Game sales	32.2	13.5%	54.2	20.5%	59.3	9.5%	175.1	20.9%
General merchandise sales	85.8	36.0%	91.8	34.8%	254.7	40.9%	282.1	33.7%

Total merchandise sales	$238.1	100.0%	$263.8	100.0%	$622.1	100.0%	$837.8	100.0%

Note: Some percentages above do not total due to rounding.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Same-store Revenues Data:
Worldwide same-store revenues increase (decrease)	6.9%	(7.5)%	3.7%	(0.5)%
Domestic same-store revenues increase (decrease)	7.6%	(9.1)%	3.3%	(0.5)%
International same-store revenues increase (decrease)	3.6%	(1.4)%	5.7%	(0.2)%

Margin:
Rental Margin	66.0%	71.6%	65.9%	69.7%
Merchandise Margin	15.0%	22.9%	18.9%	20.0%
Gross Margin	57.8%	62.8%	59.1%	60.5%

Cash Flow Data:
Net cash flow provided by operating activities	$261.6	$362.2	$808.3	$941.5
Net cash flow used in investing activities	$(327.5)	$(252.7)	$(802.8)	$(740.5)
Net cash flow used in financing activities	$(53.0)	$(73.2)	$(94.7)	$(192.3)

Capital Expenditures	$29.9	$43.6	$62.1	$99.4

	September 30, 2002	December 31, 2002	September 30, 2003
Selected Balance Sheet Data:
Cash and cash equivalents	$111.2	$152.5	$166.7
Merchandise inventories	$430.1	$452.1	$403.0
Rental library	$374.1	$423.1	$364.4
Accounts payable	$539.6	$757.0	$504.2
Total debt (including capital lease obligations)	$617.1	$541.5	$354.9

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BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:

	Nine Months Ended September 30,
	2002	2003
Domestic Company-Operated Stores:
Beginning	4,393	4,518
Net additions	53	57

Ending	4,446	4,575

International Company-Operated Stores:
Beginning	2,019	2,389
Net additions	78	116

Ending	2,097	2,505

Franchised and/or Joint Venture Stores:
Beginning	1,569	1,638
Net additions	134	64

Ending	1,703	1,702

Total Stores Worldwide:
Beginning	7,981	8,545
Net additions	265	237

Ending	8,246	8,782

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BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Net cash flow provided by operating activities	$261.6	$362.2	$808.3	$941.5
Less: Rental library purchases	(295.9)	(207.0)	(729.4)	(642.2)
Less: Capital expenditures	(29.9)	(43.6)	(62.1)	(99.4)

Free cash flow	$(64.2)	111.6	$16.8	$199.9

The following table provides a reconciliation of net income (loss) to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Net income (loss)	$51.0	$63.7	$(1,658.3)	$205.4
Plus: Depreciation and amortization	62.0	66.0	174.8	189.3
Less: Capital expenditures	(29.9)	(43.6)	(62.1)	(99.4)
Less: Rental library purchases, net of rental amortization	(34.8)	16.7	(7.2)	94.1
Less: Changes in working capital	(115.9)	(11.9)	(254.9)	(217.9)
Plus: Cumulative effect of change in accounting principle	—	—	1,817.0	4.4
Plus: Changes in deferred taxes and other	3.4	20.7	7.5	24.0

Free cash flow	$(64.2)	$111.6	$16.8	$199.9

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